EXHIBIT 5.1
OPINION AND CONSENT OF NAUTA DUTILH N.V.

P.O. Box 1110
3000 BC Rotterdam	25 April 2007
Weena 750
3015 DA Rotterdam
T +31 10 224 00 00
F +31 10 414 84 44
CNH Global N.V.
c/o Global Management Offices
100 South Saunders Road
LAKE FOREST, ILLINOIS 60045
Ladies and Gentlemen:
We have acted as legal counsel as to Netherlands law to CNH Global N.V. (the “Company”), in connection with the intended issuance of 10,300,000 (ten million three hundred thousand) common shares in the share capital of CNH Global N.V. (the “Shares”) under the Top Performance Plan and the Leadership Incentive Plan or other future plans established under the CNH Global N.V. Equity Incentive Plan (the “EIP”), with the intention to incorporate this opinion letter as an exhibit to the Form S-8 Registration Statement (the “Registration Document”) as required for the registration of the increase of shares authorized under the CNH Global N.V. Equity Incentive Plan under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”).
This opinion letter is addressed solely to you. It may only be relied upon by you in connection with the Opinion Documents (as defined below). This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.
NautaDutilh N.V. has its seat at Rotterdam, the Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out, subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request. ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and we have relied upon the following documents:
1.	a fax or pdf copy of the articles of association of the Company as they are in force at today’s date;

2.	an extract of the minutes of the meeting of shareholders of the Company as held at the Company’s registered office in the World Trade Center, Schiphol Airport, Amsterdam, the Netherlands on April 2, 2007, starting at 9:00 a.m. (the “Minutes”);

3.	a fax or pdf copy of the EIP;

4.	the filing documents of the Minutes with the Trade Register, together: the “Opinion Documents”.
We have not investigated or verified any factual matter disclosed to us in the course of our review.
This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, in so far as they are directly applicable in the Netherlands, of the European Community, as they stand at today’s date and as they are presently interpreted under published authoritative case law of the Netherlands courts, the European Court of First Instance and the European Court of Justice, as the case may be, and the opinions expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with, Netherlands law. Unless otherwise specifically stated herein, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as these rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or European competition law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.
This opinion letter may only be relied upon by you, and our willingness to render this opinion letter to you is based, on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Netherlands law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Rotterdam, the Netherlands.
In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.
For the purposes of this opinion letter, we have assumed that:
a.	all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purporting to have signed the same;

b.	the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), or (iv) been declared bankrupt (failliet verklaard), granted a suspension of payments (surséance van betaling verleend) or (v) been made subject to similar insolvency proceedings in other jurisdictions. The extracts of the trade register and our inquiries of today over the telephone with the Bankruptcy Clerk’s Office support this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;

c.	the Minutes correctly reflect the resolutions stated in it and the factual statements made in the Minutes are complete and correct and the resolutions reflected in the Minutes have not been amended, rescinded, restated, revoked or supplemended and are in full force and effect;

d.	the EIP has not been and will not be amended, rescinded, restated, revoked or supplemended and is in full force and effect.

e.	Upon issuance, the participants in the EIP (the “Participants”) will have to irrevocably pay to the Company the issue price of the shares and such amount will have to be actually put at the disposal of the Company.

f.	The Participants to whom the shares will be issued (i) have the requisite power and capacity to accept the shares upon issuance (ii) have been duly authorised to accept the shares and (iii) will duly accept the shares.
Based upon and subject to the foregoing and to any matters, documents or events not disclosed to us, we express the following opinion:
1.	Corporate Action The board of directors of the Company is duly authorized to carry out the issuance of Shares as is contemplated in the EIP.
The opinion above is subject to the following qualifications:
A.	The Company will not be authorized to issue the Shares in the event that the authorized share capital of the Company is not sufficient at the actual moment of issuance.

B.	The Company will have to be in compliance with Dutch anti-insider trading regulations when issuing the Shares.

C.	The Shares only exist if (i) the board of directors of the Company resolves to issue the Shares and (ii) issues the Shares to the Participants.

D.	The issuance of Shares needs to be registered in a shareholders register and need to be registered in the trade register.

E.	Upon issuance of the Shares, the participants in the EIP (the “Participants”) will have to irrevocably pay to the Company the issue price of the shares and such amount will have to be actually put at the disposal of the Company or the Company will need to set off the obligation of each of the Participants to pay the issue price of the shares against a debt of the Company to the Participant.

F.	The payment (volstorting) needs to be set forth in the shareholders register.
We consent to filing this opinion as an exhibit to the Registration Document.
Yours faithfully,
NautaDutilh N.V.